Exhibit 99.1
FICO Announces Earnings of $5.44 per Share
for Fourth Quarter Fiscal 2024

Revenue of $454 million vs. $390 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--November 6, 2024--FICO (NYSE:FICO), a global analytics software leader, today announced results for its fourth fiscal quarter ended September 30, 2024.

Fourth Quarter Fiscal 2024 GAAP Results
Net income for the quarter totaled $135.7 million, or $5.44 per share, versus $101.4 million, or $4.01 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $226.5 million versus $164.0 million in the prior year period.

Fourth Quarter Fiscal 2024 Non-GAAP Results
Non-GAAP Net Income for the quarter was $163.2 million versus $126.7 million in the prior year period. Non-GAAP EPS for the quarter was $6.54 versus $5.01 in the prior year period. Free cash flow was $219.4 million for the current quarter versus $163.0 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Fourth Quarter Fiscal 2024 GAAP Revenue
The company reported revenues of $453.8 million for the quarter as compared to $389.7 million reported in the prior year period, an increase of 16%.
“I am very proud of our performance in FY24, another record year for FICO financially,” said Will Lansing, chief executive officer. “I am also pleased to provide our FY 2025 guidance, which includes double-digit percentage growth for all our metrics.”
Revenues for the fourth quarter of fiscal 2024 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $249.2 million in the fourth quarter, compared to $195.6 million in the prior year period, an increase of 27%. B2B revenue increased 38%, driven largely by higher unit prices. B2C revenue decreased 1% from the prior year period due to lower volumes on myFICO.com business.
•Software revenues, which include the company’s analytics and digital decisioning technology, were $204.6 million in the fourth quarter, compared to $194.2 million in the prior year period, an increase of 5%, mainly due to increased recurring revenue, partially offset by a decrease in professional services. Software Annual Recurring Revenue was up 8% year-over-year, consisting of 31% platform ARR growth and no growth in non-platform. Software Dollar-Based Net Retention Rate was 106% on September 30, 2024, with platform software at 123% and non-platform software at 99%.

Outlook
The company is providing the following guidance for fiscal 2025:

Fiscal 2025 Guidance
Revenues	$1.98 billion
GAAP Net Income	$624 million
GAAP EPS	$25.05
Non-GAAP Net Income	$712 million
Non-GAAP EPS	$28.58

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call
The company will host a webcast on November 6, 2024, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2024 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available on our Past Events page through November 6, 2025.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 80 countries do everything from protecting four billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top U.S. lenders, is the standard measure of consumer credit risk in the U.S. and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at https://www.fico.com/en

Join the conversation at https://x.com/FICO_corp & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the U.S. and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of macroeconomic conditions on FICO’s business, operations and personnel, the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2024 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2024	September 30, 2023
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$150,667	$136,778
Accounts receivable, net	426,642	387,947
Prepaid expenses and other current assets	40,104	31,723
Total current assets	617,413	556,448
Marketable securities	45,289	33,014
Property and equipment, net	38,465	10,966
Operating lease right-of-use assets	29,580	25,703
Goodwill and intangible assets, net	782,752	774,244
Other assets	204,385	174,906
Total assets	$1,717,884	$1,575,281
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$102,285	$78,487
Accrued compensation and employee benefits	106,103	102,471
Deferred revenue	156,897	136,730
Current maturities on debt	15,000	50,000
Total current liabilities	380,285	367,688
Long-term debt	2,194,021	1,811,658
Operating lease liabilities	21,963	23,903
Other liabilities	84,294	60,022
Total liabilities	2,680,563	2,263,271

Stockholders’ deficit	(962,679)	(687,990)
Total liabilities and stockholders’ deficit	$1,717,884	$1,575,281

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$181,707	$168,979	$711,340	$640,182
Professional services	22,899	25,199	86,536	99,547
Scores	249,203	195,555	919,650	773,828
Total revenues	453,809	389,733	1,717,526	1,513,557
Operating expenses:
Cost of revenues	89,574	82,832	348,206	311,053
Research and development	44,208	41,596	171,940	159,950
Selling, general and administrative	122,757	99,331	462,834	400,565
Amortization of intangible assets	92	275	917	1,100
Gain on product line asset sale	—	—	—	(1,941)
Total operating expenses	256,631	224,034	983,897	870,727
Operating income	197,178	165,699	733,629	642,830
Other expense, net	(25,795)	(25,234)	(91,604)	(89,206)
Income before income taxes	171,383	140,465	642,025	553,624
Provision for income taxes	35,692	39,041	129,214	124,249
Net income	$135,691	$101,424	$512,811	$429,375
Earnings per share:
Basic	$5.54	$4.09	$20.78	$17.18
Diluted	$5.44	$4.01	$20.45	$16.93
Shares used in computing earnings per share:
Basic	24,501	24,826	24,676	24,986
Diluted	24,950	25,273	25,079	25,367

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income	$512,811	$429,375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,827	14,638
Share-based compensation	149,439	123,847
Changes in operating assets and liabilities	(20,485)	(63,448)
Gain on product line asset sale	—	(1,941)
Other, net	(22,628)	(33,556)
Net cash provided by operating activities	632,964	468,915
Cash flows from investing activities:
Purchases of property and equipment	(8,884)	(4,237)
Capitalized internal-use software costs	(16,667)	—
Net activity from marketable securities	(2,442)	(5,591)
Cash transferred, net of proceeds, from product line asset sale	—	(6,126)
Net cash used in investing activities	(27,993)	(15,954)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loans	947,000	407,000
Payments on revolving line of credit and term loans	(602,000)	(402,000)
Proceeds from issuance of treasury stock under employee stock plans	25,006	22,198
Taxes paid related to net share settlement of equity awards	(139,188)	(76,673)
Repurchases of common stock	(821,702)	(405,526)
Other, net	(2,039)	—
Net cash used in financing activities	(592,923)	(455,001)
Effect of exchange rate changes on cash	1,841	5,616
Increase in cash and cash equivalents	13,889	3,576
Cash and cash equivalents, beginning of year	136,778	133,202
Cash and cash equivalents, end of year	$150,667	$136,778

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
	(In thousands, except per share data)
GAAP net income	$135,691	$101,424	$512,811	$429,375
Amortization of intangible assets	92	275	917	1,100
Gain on product line asset sale	—	—	—	(1,941)
Share-based compensation expense	39,982	34,097	149,439	123,847
Income tax adjustments	(10,134)	(8,760)	(38,083)	(30,806)
Excess tax benefit	(2,429)	(852)	(29,774)	(12,586)
Adjustment to tax reserves and valuation allowance	—	560	—	(8,940)
Non-GAAP net income	$163,202	$126,744	$595,310	$500,049

GAAP diluted earnings per share	$5.44	$4.01	$20.45	$16.93
Amortization of intangible assets	—	0.01	0.04	0.04
Gain on product line asset sale	—	—	—	(0.08)
Share-based compensation expense	1.60	1.35	5.96	4.88
Income tax adjustments	(0.41)	(0.35)	(1.52)	(1.21)
Excess tax benefit	(0.10)	(0.03)	(1.19)	(0.50)
Adjustment to tax reserves and valuation allowance	—	0.02	—	(0.35)
Non-GAAP diluted earnings per share	$6.54	$5.01	$23.74	$19.71

Free cash flow
Net cash provided by operating activities	$226,478	$164,049	$632,964	$468,915
Capital expenditures	(7,123)	(1,068)	(25,551)	(4,237)
Free cash flow	$219,355	$162,981	$607,413	$464,678
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited)

Fiscal 2025 Guidance
(In millions, except per share data)

GAAP net income	$624
Share-based compensation expense	157
Income tax adjustments	(39)
Excess tax benefit	(30)
Non-GAAP net income	$712

GAAP diluted earnings per share	$25.05
Share-based compensation expense	6.31
Income tax adjustments	(1.58)
Excess tax benefit	(1.20)
Non-GAAP diluted earnings per share	$28.58

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com